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                                                                      EXHIBIT D4


                                 [Form of Proxy]

Mr. Robert L. Renck, Jr.
President and Chief Executive Officer
R.L. Renck & Co., Inc.
2 Rector Street, 25th Floor
New York, New York  10006

Dear Bob:

I understand that R.L. Renck & Co., Inc. ("Renck") has reviewed on my behalf as a stockholder of Casco International, Inc. ("Casco") the proposed acquisition of all the outstanding common stock of Casco by Davis Holdings of North Carolina, Inc. ("Davis Holdings") pursuant to a merger agreement, dated May 8, 2001 (the "Merger Agreement") among Casco, Davis Holdings and Davis Acquisition of North Carolina, Inc. (the "Proposed Transaction"). I further understand that as part of Renck's efforts on my behalf, Renck will continue to monitor the status of the Proposed Transaction, review certain information in Casco's proxy statement for the Proposed Transaction, assist in coordinating the closing of the Proposed Transaction for me and certain other Renck clients, execute and file with the Securities and Exchange Commission a Schedule 13D, and undertake other actions on my behalf as Renck deems necessary and appropriate, including the execution and delivery of a Contribution Agreement among Davis Holdings and certain other stockholders of Casco and such other instruments and documents as may be necessary to effect the Proposed Transaction.

In consideration of the foregoing, I hereby grant to Renck an irrevocable proxy with respect to all of my shares of Casco common stock (the "Shares"). This proxy grants to Renck the right to vote the Shares with respect to any and all matters submitted to the stockholders of Casco for their approval or consent, including the right to vote the Shares at a special meeting of the stockholders of Casco to approve the Merger Agreement and any transactions contemplated by the Merger Agreement, and to grant all waivers or consents and to make such other decisions and take such other actions of any type or nature with respect to any of the rights, powers or preferences of the Shares. This proxy is coupled with an interest and is irrevocable, and shall remain in effect for a period of nine months.

Sincerely,